Exhibit 99.1

ELKHART, INDIANA — OCTOBER 6, 2017

SKYLINE REPORTS FIRST QUARTER RESULTS

For the first quarter of fiscal 2018, Skyline Corporation (NYSE American: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales of $58,462,000, a decrease of 4.4% over net sales of $61,176,000 from the year ago quarter.

•	Net income of $1,607,000 or $0.19 per share as compared to a net income of $744,000 or $0.09 per share in the first quarter of fiscal 2017. Included in current year net income is a $60,000 non-recurring loss on the sale of property, plant and equipment.

Forward-Looking Statements

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general business and economic conditions, and other factors, risks, and uncertainties contained in the Corporation’s other filings with the Securities and Exchange Commission. For a further list and description of such risks, see the reports and other filings made by the Corporation with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended May 31, 2017. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Skyline Corporation and Subsidiary Companies

Consolidated Balance Sheets

(Dollars in thousands)

	September 3, 2017	May 31, 2017
	(Unaudited)
Current Assets:
Cash	$12,635	$11,384
Accounts receivable	13,562	12,751
Inventories	11,399	12,233
Workers’ compensation security deposit	371	371
Other current assets	1,156	563

Total Current Assets	39,123	37,302

Property, Plant and Equipment, at Cost:
Land	2,486	2,965
Buildings and improvements	35,356	35,368
Machinery and equipment	16,864	16,364

	54,706	54,697
Less accumulated depreciation	43,916	43,721

	10,790	10,976
Other Assets	7,230	7,366

Total Assets	$57,143	$55,644

Current Liabilities:
Accounts payable, trade	$3,859	$3,861
Accrued salaries and wages	3,002	3,530
Accrued volume rebates	2,643	1,986
Accrued warranty	4,088	4,757
Customer deposits	1,885	1,880
Other accrued liabilities	2,773	2,371

Total Current Liabilities	18,250	18,385

Long-Term Liabilities:
Deferred compensation expense	4,807	4,848
Accrued warranty	2,800	2,800
Life insurance loans	4,312	4,312

Total Long-Term Liabilities	11,919	11,960

Shareholders’ Equity:
Common stock, $.0277 par value, 15,000,000 shares authorized; issued 11,217,144 shares	312	312
Additional paid-in capital	5,239	5,171
Retained earnings	87,167	85,560
Treasury stock, at cost, 2,825,900 shares	(65,744)	(65,744)

Total Shareholders’ Equity	26,974	25,299

Total Liabilities and Shareholders’ Equity	$57,143	$55,644

Skyline Corporation and Subsidiary Companies

Consolidated Statements of Operations

For the Three-Months Ended September 3, 2017 and August 31, 2016

(Dollars in thousands, except share and per share amounts)

	Three-Months Ended
OPERATIONS	2017	2016
Net sales	$58,462	$61,176
Cost of sales	50,536	54,596

Gross profit	7,926	6,580
Selling and administrative expenses	6,112	5,750
Loss on sale of property, plant and equipment	(60)	—

Operating income	1,754	830
Interest expense	(147)	(86)
Income tax expense	—	—

Net income	$1,607	$744

Basic and diluted income per share	$.19	$.09

Weighted average number of common shares outstanding:
Basic	8,391,244	8,391,244

Diluted	8,483,935	8,498,192

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